                                                                       EXHIBIT 4

    Since December 31, 1995, the Compensation and Development Committee of the Board of Directors granted nonqualified stock options and restricted stock to its executive officers in the amounts set forth below. All such options were granted pursuant to the Cray Research, Inc. 1989 Employee Benefit Stock Plan.

        OPTIONS

                                         EXERCISE
                                         PRICE PER     DATE OF
NAME                                       SHARE        GRANT     AMOUNT
-------------------------------------  -------------  ---------  ---------
J. Phillip Samper....................    $   25.50       2/6/96    100,000
Robert H. Ewald......................    $   25.50       2/6/96     50,000
Irene M. Qualters....................    $   25.50       2/6/96     30,000
Laurence L. Betterley................    $   25.50       2/6/96     30,000
Michael R. Dungworth.................    $   25.50       2/6/96     30,000
Steven E. Snyder.....................    $   25.50       2/6/96      8,000

        RESTRICTED STOCK

                                                        DATE OF
NAME                                                     GRANT     AMOUNT
-----------------------------------------------------  ---------  ---------
Irene M. Qualters....................................     1/2/96     23,420
Laurence L. Betterley................................     1/8/96      8,900
Steven E. Snyder.....................................     2/6/96      5,000